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EXHIBIT NO. 21.1                               SUBSIDIARIES OF THE CORPORATION
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Name of Subsidiary                             State of Incorporation
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The First National Bank of Zanesville          National banking association
422 Main Street                                under the laws of the
Zanesville, OH 43701                           United States


Bellbrook Community Bank                       Ohio chartered bank
2010 Lakeman Drive                             under the laws of the
Bellbrook, Ohio 45305                          State of Ohio

County Savings Bank                            Ohio chartered savings
66 South Third Street                          and loan association under
Columbus, Ohio 43215                           the laws of the State of Ohio


Subsidiaries do business under their own names.